Exhibit 99.1

Star Gas Partners, L.P. Reports Fiscal 2009 Third Quarter Results

- Board Authorizes Senior Note and Common Unit Repurchases -

STAMFORD, Conn.--(BUSINESS WIRE)--August 5, 2009--Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2009 third quarter and the nine-month period ended June 30, 2009. Separately, the Board of Directors of the Partnership’s General Partner authorized both the repurchase of up to $20 million of 10.25% senior notes due 2013 and the repurchase of up to 7.5 million common units. At June 30, 2009, Star Gas had $137.1 million senior notes and 75.8 million common units outstanding.

For the fiscal 2009 third quarter, Star reported a 35.0 percent decrease in total revenues to $167.7 million, compared to total revenues of $258.1 million in the year-ago period, due largely to a decline in home heating oil selling prices. Selling prices declined in response to a decrease in wholesale product cost.

Home heating oil volume for the fiscal 2009 third quarter decreased 2.9 million gallons to 43.0 million gallons, as the impact of increased volume from acquisitions only partially offset the volume lost through conservation and net customer attrition.

During the three-month period ended June 30, 2009, operating income decreased $12.8 million to $1.0 million.

The Partnership reported a net loss of $1.9 million, a $13.8 million decrease versus the fiscal 2008 third quarter, as higher product gross profit of $4.1 million and lower operating costs (including depreciation) of $5.1 million, were reduced by lower non-cash gains from the change in the fair value of derivative instruments of $20.4 million and a decline in income tax benefit of $1.2 million.

The adjusted EBITDA loss decreased $4.6 million to $5.0 million, as compared to an adjusted EBITDA loss of $9.5 million for the three months ended June 30, 2008.

Star Gas Partners Chief Executive Officer, Dan Donovan, stated, “We are pleased that the Board has authorized the repurchase of up to $20 million in additional senior notes, as well as the repurchase of approximately 10 percent of the Partnership’s outstanding common units. Both will allow us to further enhance value for Star’s stakeholders as we continue to reduce our debt outstanding and improve the Partnership’s cash flow and earnings capacity. Since June 30, 2009, we have repurchased an additional $1.8 million in senior notes. We will also continue our focus on consolidating the home heating oil distribution industry by seeking additional heating oil dealer acquisitions that meet our criteria.”

For the nine months ended June 30, 2009, Star reported a 20.8 percent decrease in total revenues to $1.1 billion, compared to total revenues of $1.4 billion in the year-ago period, due to a decline in selling prices.

Operating income for the first nine months of fiscal 2009 rose $11.5 million to $104.5 million and net income increased $20.2 million to $98.7 million. These improvements were largely due to an increase in product gross profit of $52.5 million, reduced by higher net service and operating expenses (including depreciation) of $5.5 million and lower non-cash gains from the change in the fair derivative instruments of $30.9 million. In addition, net income for fiscal 2009 also benefited from a $9.7 million gain on the repurchase of $36.3 million of the Partnership’s Senior Notes.

Adjusted EBITDA increased $37.7 million to $105.3 million for the nine months ended June 30, 2009, as compared to $67.6 million for the nine months ended June 30, 2008.

The authorized senior note and common unit repurchases may be made from time-to-time in the open market, in privately negotiated transactions or in such other manner deemed appropriate by management. The program does not have a time limit. The Partnership’s repurchase activities will take into account SEC safe harbor rules and guidance for issuer repurchases.

In order to facilitate the common unit repurchase, the Partnership plans to enter into a prearranged common unit repurchase plan under Rule 10b5-1 of the Securities Exchange Act of 1934 (the "10b5-1 Plan"). Under the 10b5-1 Plan, our third-party broker will have authority to repurchase the Partnership’s common units in the open market or through privately negotiated transactions in accordance with the terms of the plan. The l0b5-1 Plan will permit repurchases commencing on or about August 20, 2009, unless the plan is terminated earlier in accordance with its terms.

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)

EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

• our compliance with certain financial covenants included in our debt agreements;

• our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

• our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;

• our operating performance and return on invested capital as compared to those of other companies in the retail distribution of refined petroleum products business, without regard to financing methods and capital structure; and

• the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is calculated as earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the Partnership’s performance in a manner similar to the method management uses, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, this measure is consistent with the manner in which the Partnership’s debt covenants in its material debt agreements are calculated. Both the Partnership’s 10.25% Senior Note agreement and its bank credit facility contain covenants that restrict equity distributions, acquisitions, and the amount of debt it can incur. Under the most restrictive of these covenants, which is found in the bank credit facility, the agent bank could step in and control all cash transactions for the Partnership if we failed to comply with the minimum availability or the fixed charge coverage ratio. The Partnership is required to maintain either availability (borrowing base less amounts borrowed and letters of credit issued) of $43.5 million or a fixed charge coverage ratio of 1.1 to 1.0 (Adjusted EBITDA being a significant component of this calculation). This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

Each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;

EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;

EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER: Star Gas management will host a webcast and conference call tomorrow at 11:00 a.m. (ET). The webcast is available at http://www.star-gas.com/MediaList.cfm. The Conference call dial-in is 212/231-2903.

Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings at www.sec.gov and by visiting Star’s website at www.star-gas.com where unitholders may request a hard copy of Star’s complete audited financial statements free of charge.

Forward Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance, the price and supply of home heating oil, the consumption patterns of our customers, our ability to obtain satisfactory gross profit margins, our ability to obtain new accounts and retain existing accounts, our ability to effect strategic acquisitions, the impact of litigation, natural gas conversions, future union relations and the outcome of current and future union negotiations, the impact of current and future environmental, health and safety regulations, customer creditworthiness, counterparty creditworthiness and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's quarterly report on form 10Q for the quarter ended June 30, 2009 and its Annual Report on Form 10-K for the year ended September 30, 2008, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
(in thousands)	2009	2008
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$217,416	$178,808
Receivables, net of allowance of $8,434 and $10,821, respectively	82,245	95,691
Inventories	55,484	44,759
Fair asset value of derivative instruments	10,594	7,452
Prepaid expenses and other current assets	18,359	17,589
Total current assets	384,098	344,299

Property and equipment, net	37,064	38,829
Long-term portion of accounts receivables	473	634
Goodwill	182,933	182,011
Intangibles, net	22,475	30,861
Deferred charges and other assets, net	4,175	8,799
Total assets	$631,218	$605,433

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$16,108	$16,887
Fair liability value of derivative instruments	3,120	7,188
Accrued expenses and other current liabilities	72,048	64,670
Unearned service contract revenue	36,873	39,085
Customer credit balances	61,311	85,408
Total current liabilities	189,460	213,238

Long-term debt	137,131	173,752
Other long-term liabilities	15,171	18,466

Partners’ capital
Common unitholders	307,623	219,544
General partner	193	(186)
Accumulated other comprehensive loss	(18,360)	(19,381)
Total partners’ capital	289,456	199,977
Total liabilities and partners’ capital	$631,218	$605,433

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
(in thousands, except per unit data - unaudited)	2009	2008	2009	2008

Sales:
Product	$126,404	$212,229	$959,433	$1,234,185
Installations and service	41,265	45,838	131,586	143,112
Total sales	167,669	258,067	1,091,019	1,377,297
Cost and expenses:
Cost of product	85,007	174,979	658,123	985,425
Cost of installations and service	37,627	40,451	131,439	138,313
(Increase) decrease in the fair value of derivative instruments	(9,656)	(30,043)	(15,064)	(45,983)
Delivery and branch expenses	44,295	47,231	179,389	171,985
Depreciation and amortization expenses	3,744	6,703	15,853	20,573
General and administrative expenses	5,696	4,944	16,809	13,983
Operating income	956	13,802	104,470	93,001
Interest expense	(4,119)	(5,189)	(13,487)	(15,910)
Interest income	1,305	2,131	3,593	4,984
Amortization of debt issuance costs	(564)	(592)	(1,732)	(1,747)
Gain on redemption of debt	-	-	9,740	-
Income (loss) before income taxes	(2,422)	10,152	102,584	80,328
Income tax expense (benefit)	(498)	(1,695)	3,852	1,827
Net income (loss)	$(1,924)	$11,847	$98,732	$78,501
General Partner’s interest in net income (loss)	(8)	51	423	336
Limited Partners’ interest in net income (loss)	$(1,916)	$11,796	$98,309	$78,165

Per unit data:
Net income (loss) available to limited partners	$(0.03)	$0.16	$1.30	$1.03
Dilutive impact of theoretical distribution of earnings under
EITF 03-06	-	-	0.23	-
Limited Partner’s interest in net income (loss) under EITF 03-06	$(0.03)	$0.16	$1.07	$1.03

Weighted average number of Limited Partner units outstanding	75,774	75,774	75,774	75,774

SUPPLEMENTAL INFORMATION STAR GAS PARTNERS, L.P. AND SUBSIDIARIES RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (Unaudited)

	Three Months Ended June 30,
(in thousands)	2009	2008

Income (loss) from continuing operations	$(1,924)	$11,847
Plus:
Income tax benefit	(498)	(1,695)
Amortization of debt issuance cost	564	592
Interest expense, net	2,814	3,058
Depreciation and amortization	3,744	6,703
EBITDA from continuing operations	4,700	20,505

(Increase) / decrease in the fair value of derivative instruments	(9,656)	(30,043)
Gain on redemption of debt	-	-
Adjusted EBITDA	(4,956)	(9,538)

Add / (subtract)
Income tax expense / benefit	498	1,695
Interest expense, net	(2,814)	(3,058)
Provision for losses on accounts receivable	2,371	4,131
Decrease in accounts receivables	75,933	109,025
(Increase) decrease in inventories	(15,993)	9,366
Increase in customer credit balances	11,586	10,590
Change in other operating assets and liabilities	(19,176)	4,685
Net cash provided by operating activities	$47,449	$126,896

Net cash used in investing activities	$(814)	$(1,545)

Net cash used in financing activities	$(5,137)	$(48,050)

Home heating oil gallons sold	43,000	45,900

SUPPLEMENTAL INFORMATION STAR GAS PARTNERS, L.P. AND SUBSIDIARIES RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (Unaudited)

	Nine Months Ended June 30,
(in thousands)	2009	2008

Income from continuing operations	$98,732	$78,501
Plus:
Income tax expense	3,852	1,827
Amortization of debt issuance cost	1,732	1,747
Interest expense, net	9,894	10,926
Depreciation and amortization	15,853	20,573
EBITDA from continuing operations	130,063	113,574

(Increase) / decrease in the fair value of derivative instruments	(15,064)	(45,983)
Gain on redemption of debt	(9,740)	-
Adjusted EBITDA	105,259	67,591

Add / (subtract)
Income tax expense	(3,852)	(1,827)
Interest expense, net	(9,894)	(10,926)
Provision for losses on accounts receivable	9,257	10,988
(Increase) decrease in accounts receivables	4,350	(83,976)
(Increase) decrease in inventories	(10,595)	30,895
Decrease in customer credit balances	(24,806)	(38,960)
Change in other operating assets and liabilities	11,089	7,870
Net cash provided by (used in) operating activities	$80,808	$(18,345)

Net cash used in investing activities	$(5,655)	$(3,472)

Net cash used in financing activities	$(36,545)	$(144)

Home heating oil gallons sold	329,000	329,000

CONTACT:
Star Gas Partners
Investor Relations, 203-328-7310
or
Jaffoni & Collins Incorporated
Robert Rinderman or Norberto Aja, 212-835-8500
SGU@jcir.com